UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ORRSTOWN FINANCIAL SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, Pennsylvania 17257

March 25, 2010

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Orrstown Financial Services, Inc. will be held on Tuesday, May 4, 2010, at 9:00 a.m., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, to consider and take action on the following matters:

1.	Elect four directors to Class B for three year terms expiring in 2013;

2.	Ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2010;

3.	Consider a shareholder proposal if it is properly presented at the meeting; and

4.	Transact such other business as may properly come before the meeting.

Your Board of Directors recommends a vote “FOR” the election as directors to Class B of the four nominees listed in the enclosed Proxy Statement; “FOR” ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2010; and “AGAINST” the shareholder proposal if it is properly presented at the meeting.

This Notice of Annual Meeting of Shareholders, the Proxy Statement and the enclosed Proxy card are being sent on March 25, 2010 to shareholders of record at the close of business on March 15, 2010.

/s/ Kenneth R. Shoemaker
Kenneth R. Shoemaker, Secretary

Page
Annual Meeting Information	1

Who is entitled to vote?	1
On what am I voting?	1
How does the Board of Directors recommend I vote?	1
How do I vote?	1
What is a quorum?	1
What vote is required to elect directors?	2
What vote is required to ratify the selection of the independent registered public accounting firm?	2
What vote is required to approve the shareholder proposal?	2
Who will count the vote?	2
What is the deadline for shareholder proposals for next year’s Annual Meeting?	2
How are proxies being solicited?	2

Important Notice Regarding Availability of Proxy Materials	2

Share Ownership of Certain Beneficial Owners	3

Share Ownership of Management	3

Section 16(a) Beneficial Ownership Reporting Compliance	4

Proposal 1 – Election of Directors	5

Nomination of Directors	5
Biographical Summaries of Nominees and Directors	6
Director Independence	7
Shareholder Communications with the Board of Directors	7
Board Structure, Committees and Meeting Attendance	7
Audit Committee Report	9
Compensation Committee Interlocks and Insider Participation	10
Transactions with Directors and Management	10
Compensation of Directors	11
2009 Director Compensation Table	11
Information About Executive Officers and Other Significant Employees	13
Compensation Discussion and Analysis	14
Compensation Committee Report	17
Executive Compensation Tables	18
2009 Summary Compensation Table	18
2009 All Other Compensation Table	19
2009 Grants of Plan-Based Awards Table	20
2009 Outstanding Equity Awards at Fiscal Year-End Table	21
2009 Option Exercises and Stock Vested Table	22
2009 Pension Benefits Table	22
Potential Payments Upon Termination or Change in Control	22

Proposal 2 – Ratification of the Audit Committee’s Selection of Smith Elliott Kearns & Company, LLC, as the Company’s Independent Registered Public Accounting Firm for 2010	26

Relationship with Independent Registered Public Accounting Firm	26

Proposal 3 – Shareholder Proposal to Require Simple Majority Voting	27

Annual Report on Form 10-K	29

i

ORRSTOWN FINANCIAL SERVICES, INC.

77 East King Street

Shippensburg, Pennsylvania 17257

PROXY STATEMENT

Annual Meeting Information

This proxy statement contains information about the Annual Meeting of Shareholders of Orrstown Financial Services, Inc. to be held Tuesday, May 4, 2010, beginning at 9:00 a.m., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, and at any adjournments or postponements of the meeting. The proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to shareholders on or about March 25, 2010.

Who is entitled to vote?

Shareholders owning Company common stock on March 15, 2010 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Each shareholder has one vote per share on all matters to be voted on. On March 15, 2010 there were 6,454,217 shares of common stock outstanding.

On what am I voting?

You will be asked to (i) elect 4 directors to Class B for three year terms expiring in 2013; (ii) ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm; and (iii) consider a shareholder proposal if it is properly presented at the meeting. The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders would be presented at the meeting, the proxies will vote according to the directions of the Board of Directors.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote FOR the election of each of the four nominees as directors to Class B named in this proxy statement; FOR ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2010; and, AGAINST the shareholder proposal if it is properly presented at the meeting.

How do I vote?

Sign and date each proxy form you receive and return it in the postage-paid envelope provided. If you sign your proxy form but do not mark your choices, your proxies will vote for the four persons nominated for election as directors to Class B named in this proxy statement; for the ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2010; and against the shareholder proposal if it is properly presented at the meeting.

You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, submit another properly signed proxy with a more recent date, or vote in person at the meeting.

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.

Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on another matter other than a procedural motion.

What vote is required to elect directors?

The four nominees for election as directors to Class B receiving the highest number of votes will be elected to the Board of Directors. Votes withheld and broker non-votes will have no effect on the election of directors.

What vote is required to ratify the selection of the independent registered public accounting firm?

A majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2010. Abstentions will have no effect on the ratification of the independent registered public accounting firm.

What vote is required to approve the shareholder proposal?

A majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to approve the shareholder proposal, if properly presented at the Annual Meeting. Abstentions and broker non-votes will have no effect on whether or not the shareholder proposal is approved.

Who will count the vote?

The Judges of Election appointed by the Board of Directors will count the votes cast in person or by proxy at the Annual Meeting.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission and the Company’s By-laws. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than November 25, 2010. All proposals should be addressed to the Secretary of the Company.

How are proxies being solicited?

In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of common stock held by such persons and will be reimbursed by the Company for their expenses. The cost of soliciting proxies for the Annual Meeting will be born by the Company.

Important Notice Regarding Availability of Proxy Materials for the Shareholders Meeting to be held on May 4, 2010.

The Notice of Annual Meeting, this Proxy Statement and the Company’s Annual Report on Form 10-K are available at:

http://www.cfpproxy.com/5772

Share Ownership of Certain Beneficial Owners

The Company does not know of any person who beneficially owned more than 5% of the Company’s common stock on March 1, 2010, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class
Orrstown Bank 77 East King Street Shippensburg, PA 17257	778,805(1)	12.07%

(1)	Shares held directly by the Bank, or by way of its nominees, in its trust department as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. The Bank shares voting power as to 509,328 of these shares but, as a matter of policy, votes such shares solely in accordance with the directions, if any, of the persons with whom it shares voting power. The Bank has sole voting power as to 63,649 of these shares and, subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, may vote such shares in what it reasonably believes to be the best interest of the respective trust, estate or agency account for which it holds such shares. As a matter of policy, however, the Bank does not vote shares for which it has sole voting power. The Bank does not have the right to vote with respect to the remaining 205,827 shares and disclaims beneficial ownership of such shares. The Bank has investment discretion with respect to 573,713 of the shares but, as a matter of policy, does not exercise that discretion and acts with respect to such shares solely upon the written direction of the client. The Bank does not have investment discretion with respect to the remaining 205,092 shares.

Share Ownership of Management

The following table shows the number of shares of Company common stock beneficially owned by each incumbent director, each nominee and each executive officer named in the 2009 Summary Compensation Table appearing on page 22, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 1, 2010, based on information furnished by the persons named and the Company’s records. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock(1)		Exercisable Stock Options(1)(2)
Barbara E. Brobst	1,934		19,501
Anthony F. Ceddia	4,071		5,014
Jeffrey W. Coy	34,951	(3)	5,610
Jeffrey W. Embly	5,737	(4)	33,371
Bradley S. Everly	9,499	(5)	32,734
Philip E. Fague	9,604		36,290
Mark K. Keller	903		0
Andrea Pugh	20,514		4,812
Thomas R. Quinn, Jr.	4,000		0
Gregory Rosenberry	38,693	(6)	5,310
Kenneth R. Shoemaker	23,798	(7)	54,127
Glenn W. Snoke	10,673	(8)	4,812
John S. Ward	3,185		5,310
Joel R. Zullinger	29,510	(9)	4,812
Directors, nominees and executive officers as a group (15 persons including those named above)	222,485		232,746

(1)	On March 1, 2009, none of the individuals named in the above table may be deemed to beneficially own more than 1% of the outstanding shares of Company common stock, except Mr. Shoemaker who may be deemed to beneficially own 1.2% of the outstanding shares. On that date, all of the incumbent directors, nominees, and executive officers as a group beneficially owned approximately 6.81% of the outstanding shares of Company common stock. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.
(2)	The amounts shown reflect the number of shares of common stock that the indicated individuals and group have the right to acquire within 60 days of March 1, 2010 through the exercise of stock options granted pursuant to the Company’s stock option plans.
(3)	Includes 5,918 shares held by Mr. Coy’s spouse in her IRA.
(4)	Includes 159 shares Mr. Embly holds jointly with his daughter.
(5)	Includes 727 shares pledged to secure a line of credit loan obtained by Mr. Everly from a non-correspondent bank and 1,683 shares held by Mr. Everly’s spouse.
(6)	Includes 26,444 shares held by family limited partnership with respect to which Mr. Rosenberry is the President and general partner.
(7)	Includes 6,696 shares pledged to secure a loan obtained by Mr. Shoemaker from a non-correspondent bank.
(8)	Includes 137 shares held by Mr. Snoke’s spouse as custodian for her son.
(9)	Includes 220 shares held by Mr. Zullinger’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance.

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, we believe that during 2009 our directors, executive officers and beneficial owners of more than 10 percent of our common stock who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 complied with all SEC filing requirements applicable to them.

PROPOSAL 1 – ELECTION OF DIRECTORS

The bylaws of the Company provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a staggered, three year term of office. At each annual meeting of shareholders, a class consisting of approximately one third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been elected. At the Annual Meeting, the shareholders will be asked to elect four directors to Class B to serve until the annual meeting of shareholders in 2013 or until their successor is elected.

The Board of Directors has nominated the following persons for election as directors to Class B:

Mark K. Keller

Thomas R. Quinn, Jr.

Gregory A. Rosenberry

Glenn W. Snoke

All of the nominees are presently serving as directors of the Company and of Orrstown Bank.

If you return a properly signed and dated proxy, your shares of Company common stock represented by your proxy will be voted FOR the election of the four named nominees unless you mark the proxy form to withhold authority to vote for one or more of the nominees. If one or more of the nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve as a director. Each nominee has expressed a willingness to serve if elected.

The Board of Directors recommends a vote FOR the election of all four nominees as directors to Class B.

Nomination of Directors

In connection with the Annual Meeting, the Nominating and Governance Committee of the Company’s Board of Directors has reviewed the qualifications of and made recommendations regarding potential candidates to be nominated by the Board of Directors for election to the Board. The four candidates named above were recommended by the Nominating and Governance Committee, then submitted to and approved by the Board of Directors as the four nominees for election as directors to Class B.

Although there are no stated minimum criteria for nominees, the Nominating and Governance Committee has considered a variety of factors including each candidate’s integrity, independence, qualifications, skills, experience, including experience in finance and banking and diversity of experience in relation to other members of the Board of Directors, compatibility with other members of the Board of Directors, the strategic direction of the Company and the Bank, involvement in the communities served by the Bank and such other factors as it has deemed to be in the best interest of the Company, Orrstown Bank and its shareholders, which factors may change from time to time.

The Nominating and Governance Committee will consider the incumbent directors whose terms are expiring at the forthcoming annual meeting, other candidates, if any, recommended to it by shareholders, other directors and other sources within the community, including the Bank’s regional advisory boards, and any candidates nominated by shareholders in accordance with the procedures set forth in the Company’s bylaws. No recommendations were received by the Nominating and Governance Committee in connection with this Annual Meeting from shareholders or others, nor, as of the date of this Proxy Statement, had any candidates been nominated by shareholders in accordance with the procedures set forth in the bylaws.

Recommendations should be submitted in writing addressed to Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, Attn: Nominating and Governance Committee.

Shareholder nominations in accordance with the procedures set forth in the Company’s bylaws must be submitted not less than 30 days and not more than 50 days before the annual meeting of shareholders is scheduled to be held, and include a statement setting forth the background, education and business experiences of the nominee.

A copy of the Nominating and Governance Committee Charter is posted on the Company’s website at www.orrstown.com.

Biographical Summaries of Nominees and Directors

The Board of Directors believes that each of the nominees and directors has such professional experience, recognized achievement in his or her respective field, involvement in the communities served by Orrstown Bank, ability to contribute to some aspect of the Company’s business and a willingness to make the commitment of time and effort required of a Company director. Information about the nominees for election as directors to Class B at the Annual Meeting and information about the directors in Class A and Class C demonstrating these characteristics is set forth below.

CLASS A DIRECTORS – TERM EXPIRES 2011

Jeffrey W. Coy, 58, is Vice Chairman of the Boards of Directors of the Company and of Orrstown Bank. Mr. Coy has served as a Director since 1984. Since 2005 he has served as a Commissioner on the Pennsylvania Gaming Control Board. From 1983 through 2004 Mr. Coy served as a Representative to the Pennsylvania General Assembly, representing the 89th Legislative District.

John S. Ward, 72, has been a member of the Board of Directors of the Company and of Orrstown Bank since 1999. Mr. Ward’s wife is a first cousin of Gregory A. Rosenberry, a Director of the Company and Orrstown Bank. Mr. Ward has served as President of Modern Transit Partnership, a non-profit organization created to support bringing commuter rail service to central Pennsylvania, since 2002. Prior thereto, Mr. Ward had a career as a mechanical engineer with Carlisle Syntec, Inc. and Carlisle Tire and Wheel and served as Chief Clerk of Cumberland County, Pennsylvania from 1995 to 2002.

Joel R. Zullinger, 61, is Chairman of the Boards of Directors of the Company and of Orrstown Bank. Mr. Zullinger has served as a Director since 1981. Mr. Zullinger is an attorney at law in private practice in Chambersburg, Pennsylvania since 1973.

CLASS B DIRECTORS – TERM EXPIRES 2013

Mark K. Keller, 56, was appointed to the Company’s Board of Directors to fill the vacancy created by the retirement of Peter C. Zimmerman immediately following the 2009 Annual Meeting of Shareholders. Mr. Keller has served as a member of the Orrstown Bank Board of Directors since 2008. Mr. Keller has served as a Representative to the Pennsylvania General Assembly, representing the 86th Legislative District, since 2004.

Thomas R. Quinn, Jr., 50, was appointed as President and Chief Executive Officer and Director of the Company and of Orrstown Bank in May, 2009 immediately following the 2009 Annual Meeting of Shareholders. Mr. Quinn joined the Bank in March, 2009 as President-elect and served in that capacity until he was appointed President and Chief Executive Officer. He served as President and Chief Executive Officer of Fifth Third Bancorp’s South Florida Affiliate from 2005 to July, 2008, and in a variety of executive positions with Citigroup and its affiliates from 1992 to 2005.

Gregory A. Rosenberry, 55, has been a member of the Board of Directors of the Company and of Orrstown Bank since 1997. He is President and General Partner of Rosenberry Family Limited Partnership, a timber harvesting and wholesale business, President and owner of Tri-Valley Forestry, Inc. and a Director, Secretary and shareholder of Rosenberry Brothers Lumber, Inc. Mr. Rosenberry and Mr. Ward’s wife are first cousins.

Glenn W. Snoke, 61, has been a member of the Board of Directors of the Company and of Orrstown Bank since 1999. Mr. Snoke is President of Snokes Excavating & Paving, Inc.

CLASS C DIRECTOR NOMINEES – TERM EXPIRES 2012

Anthony F. Ceddia, 66, has been a member of the Board of Directors of the Company and of Orrstown Bank since 1996. Mr. Ceddia is President Emeritus of Shippensburg University, where he was President from 1981 to 2005. Since his retirement as President of Shippensburg University, Mr. Ceddia has been a Visiting Professor at various institutions. Mr. Ceddia also acts as a leadership and management consultant.

Andrea Pugh, 57, has been a member of the Board of Directors of the Company and of Orrstown Bank since 1996. She is President and sole owner of PharmCare Consultants LLC, a pharmacy consulting business.

Kenneth R. Shoemaker, 62, is President of the Orrstown Bank Foundation, President Emeritus of Orrstown Bank and a Director and Secretary of the Company and of Orrstown Bank. He served as President and Chief Executive Officer of the Company and of Orrstown Bank from 1987 until his retirement immediately following the 2009 Annual Meeting of Shareholders and has served as a Director of the Company and of Orrstown Bank since 1986.

Director Independence

The Board of Directors of the Company has adopted the definition of “independent director” as set forth in Rule 5605(a)(2) of the NASDAQ Stock Market and determined that each director, other than Messrs. Quinn and Shoemaker, is an “independent director” under such definition. In making this determination, the Board of Directors was aware of and considered the loan and deposit relationships and other transactions with directors and their related interests which the Company or Orrstown Bank enters into in the ordinary course of business. Other than loans, deposit, fiduciary and other similar relationships with the Company or Orrstown Bank, no director or any of his or her related interests has engaged in any transaction or series of transactions, or is involved in any relationships, as a result of which the director would not be independent under the NASDAQ Stock Market Rule, except Messrs. Quinn and Shoemaker, who are not independent by reason of their respective service as executive officers of the Company and the Bank.

Shareholder Communications with the Board of Directors

The Company does not have a formal process by which shareholders may send communications to the Board of Directors. As a matter of practice, shareholder communications received by the Company are included under the topic “Correspondence” with the Board meeting materials routinely furnished by management to directors in connection with meetings of the Board of Directors. In addition, shareholder communications determined by the Chief Executive Officer, in his discretion, to require immediate attention, also are promptly furnished by him to the Chairman. When and as appropriate, the Company seeks to provide a timely response to shareholder communications it receives.

Board Structure, Committees and Meeting Attendance

During 2009 the Board of Directors of the Company met 16 times and the Board of Directors of Orrstown Bank met 13 times. The Board of Directors of the Company has an Executive Committee, an Audit Committee and a Nominating and Governance Committee. The Board of Directors of Orrstown Bank also has an Executive Committee. During 2009 all of the directors of the Company attended at least 75% of all meetings of the respective Boards and Committees on which they served. It is Company policy that all directors will attend the Annual Meeting of Shareholders. All of the Company’s directors attended the Annual Meeting of Shareholders in 2009.

With the exceptions of Messrs. Quinn and Shoemaker, all of the directors of the Company and Orrstown Bank are independent as defined in Rule 5605(a)(2) of the NASDAQ Stock Market. Leadership of the Boards of Directors of the Company and Orrstown Bank is placed in an independent Chairman and an independent Vice Chairman, who also serves as Chair of the Executive Committees. The Boards of Directors believe that this independent leadership helps to provide an appropriate check and balance on the influence of the senior management team generally and the President and Chief Executive Officer, more specifically, particularly in consideration of the President and Chief Executive Officer’s membership on the Boards of Directors and Executive Committees. In addition, the independent directors have two regularly scheduled meetings each year in which they meet in executive session with only independent directors present. The independent directors also may meet in executive session at additional times as necessary. In addition to the Executive, Audit and Nominating and Governance Committees discussed in greater detail elsewhere in this Proxy Statement, the Board of Directors of the Company also has an asset and liability committee (ALCO), and the Board of Directors of Orrstown Bank has Credit Administration, Loan, Property and Trust Committees, through which the Boards of Directors are better able to perform their oversight responsibilities with respect to the various risks faced by the Company and Orrstown Bank. In addition, in 2009 the Company’s Board of Directors established an Enterprise Risk Management Committee to provide additional oversight over seven risk areas: credit, operations and transaction, liquidity, market/interest rate, legal/compliance, strategies and reputation. The Enterprise Risk Management Committee is to meet quarterly. It is comprised of the same members as the Executive Committee.

Executive Committee.    The Executive Committees of the Company’s and Orrstown Bank’s Boards of Directors act on matters between regular meetings of the Company’s and Orrstown Bank’s Boards of Directors. In 2009, the independent members of the Orrstown Bank Executive Committee also made recommendations regarding compensation to the Bank’s independent directors for officers holding the title of Vice President and above. A more complete discussion of the Executive Committee’s role in making recommendations regarding executive compensation is set forth below under “Compensation Committee Interlocks and Insider Participation” and in the “Compensation Discussion and Analysis.” The members of the Executive Committees are Jeffrey W. Coy, Chairman, Thomas R. Quinn, Jr., Kenneth R. Shoemaker and Joel R. Zullinger. Although they hold offices of the Company and Orrstown Bank, the Board of Directors has determined that Messrs. Coy and Zullinger are independent as defined in Rule 5605(a)(2) of the NASDAQ Stock Market because they hold such offices in their capacities as directors and because they do not, except as directors, perform a policy making function, and are not otherwise in charge of a principal business unit, division or function of the Company or Orrstown Bank. As President and Chief Executive Officer of the Company and Orrstown Bank, Mr. Quinn is not independent. Mr. Shoemaker is not independent, having served as President and Chief Executive Officer of the Company and the Bank within the past three years. The Executive Committees do not have charters. Each Executive Committee met 13 times in 2009.

Nominating and Governance Committee.    The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board of Directors. It reviews the qualifications of and recommends to the Board of Directors proposed nominees for election to the Board. It also is responsible for evaluating and recommending to the Board corporate governance practices applicable to the Company and for leading the Board in its self-evaluation process. The Nominating and Governance Committee reviews, at least annually, its Charter and recommends proposed changes for Board approval. The members of the Nominating and Governance Committee are Joel R. Zullinger, Chair, Jeffrey W. Coy, Mark K. Keller and Andrea Pugh. As noted in the discussion above about the Executive Committee, Messrs. Coy and Zullinger are independent, as are Mr. Keller and Ms. Pugh. The Nominating and Governance Committee Charter is posted on the Company’s website at www.orrstown.com. The Nominating and Governance Committee was established in 2009, but did not meet in 2009. It met in January, 2010 to consider matters relating to the 2010 Annual Meeting.

Audit Committee.    The Audit Committee provides oversight of the qualifications, independence and performance of the Company’s independent auditors; the performance of the Company’s internal audit function; and management’s implementation of a system of controls designed to safeguard the Company’s assets and income, assure the integrity of the Company’s financial statements and maintain compliance with the Company’s ethical standards, policies, plans and procedures, and with laws and regulations. The Audit Committee Charter is posted on the Company’s website at www.orrstown.com.

The Audit Committee Charter provides that the Audit Committee is to be composed of not less than three members, each of whom is to be independent as defined in NASDAQ Stock Market Rule 5605(a)(2) and SEC Rule 10A-3(b)(i); have not participated in the preparation of the Company’s financial statements at any time during the past three years; and be able to read and understand fundamental financial statements; including the Company’s balance sheet, income statement and cash flow statement. In addition, at least one member of the Audit Committee is to have had past employment experience in finance or accounting, or other comparable experience or background, which results in the member’s financial sophistication as contemplated by NASDAQ Stock Market Rules.

The members of the Audit Committee are Andrea Pugh, Chair, Anthony F. Ceddia and John S. Ward, each of whom the Board of Directors has determined to be independent.

In addition, the Board of Directors has determined that Mr. Ward has the requisite financial sophistication required by the Audit Committee Charter to serve as the Audit Committee financial expert as a result of his experience as Chief Clerk of Cumberland County, Pennsylvania, from which he is retired, and as President of Modern Transit Partnership. In these positions Mr. Ward has had ultimate responsibility for overseeing and assessing the performance of the County and the Partnership in the preparation of their respective financial statements which, together with his eight year tenure as a member of the Audit Committee, has provided him with an understanding of and familiarity with generally accepted accounting principles and internal controls over financial reporting.

The Audit Committee Charter provides that the Audit Committee is to meet at least 4 times each year. The Audit Committee met 4 times during 2009.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2009. The Audit Committee also has discussed with Smith Elliott Kearns & Company, LLC, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; received from Smith Elliott Kearns & Company, LLC, the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Smith Elliott Kearns & Company, LLC’s communications with the Audit Committee concerning independence and has discussed with Smith Elliott Kearns & Company, LLC, that firm’s independence. In that regard, the Audit Committee has considered whether the provision by Smith Elliott Kearns & Company, LLC, of certain limited permissible non-audit services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that it is. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

Audit Committee:

Andrea Pugh, Chair

Anthony F. Ceddia

John S. Ward

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

The Company does not have a compensation committee and no compensation was paid to executive officers of the Company by the Company in 2009. All compensation was paid by Orrstown Bank.

Historically, the Executive Committee of Orrstown Bank’s Board of Directors has functioned as its compensation committee. In 2009 the members of the Executive Committee were Jeffrey W. Coy, Chair, Thomas R. Quinn, Jr., from May 5, 2009 to the end of the year, Kenneth R. Shoemaker, Denver L. Tuckey from January 1, 2009 to May 5, 2009, and Joel R. Zullinger. In 2009, Messrs. Quinn and Shoemaker, who are not independent, did not participate in the compensation recommendations that the independent members of the Executive Committee, Messrs. Coy and Zullinger, made to the independent Directors of Orrstown Bank, although Messrs. Coy and Zullinger considered compensation recommendations made to them by Mr. Quinn with respect to executive officers and other officers having the title of Vice President and above, other than himself and Mr. Shoemaker. The recommendations made by the independent members of the Executive Committee with respect to Mr. Quinn’s and Mr. Shoemaker’s compensation for 2009 were established based upon the same factors and policies used to establish compensation for executive officers generally.

There are no interlocking relationships, as defined by SEC regulations under the Securities Exchange Act of 1934, as amended, involving members of the Executive Committee.

Transactions with Directors and Management

During 2009 some of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Bank and may be expected to have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Any business dealing, including extensions of credit, between the Company or the Bank and a Director of the Company or the Bank, or with any entity controlled by such a director, other than a deposit, trust service or other product or service provided by a bank in the ordinary course of business is required to be reviewed and approved by a majority of the disinterested directors. In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of the Company or the Bank and on the terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders.

Extensions of credit by the Bank to a director of the Company or of the Bank, or to a related interest of such a director, are subject to Federal Reserve Board Regulation O. Although Regulation O requires the prior approval of such an extension of credit by the Bank’s disinterested directors if the aggregate amount of all extensions of credit to such director and the related interests of the director would exceed $500,000, the Company requires prior approval of all such extensions of credit.

Compensation of Directors

The following table sets forth compensation received by directors of the Company in 2009, other than Thomas R. Quinn, Jr., and Kenneth R. Shoemaker. Mr. Quinn does not receive compensation in his capacity as a director. Compensation received by Mr. Shoemaker in his capacity as a director of the Company and Orrstown Bank is reported in the 2009 Summary Compensation Table and the 2009 All Other Compensation Table.

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1), (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Anthony F. Ceddia	37,700	-	1,512	-	13,640	-	52,852

Jeffrey W. Coy	52,600	-	1,512	-	13,530	-	67,642

Mark K. Keller(4)	32,200	-	-	-	-	-	32,200

Andrea Pugh	36,500	-	1,512	-	13,530	-	51,542

Gregory A. Rosenberry	38,300	-	1,512	-	14,220	-	54,032

Glenn W. Snoke	45,300	-	1,512	-	15,390	-	62,202

Denver L. Tuckey(5)	18,933	-	1,512	-	3,964	-	24,409

John S. Ward	36,200	-	1,512	-	6,320	-	44,032

Peter C. Zimmerman(6)	3,000	-	-	-	-	-	3,000

Joel R. Zullinger(7)	52,400	-	1,512	-	22,331	-	76,243

(1)	Option awards are valued based on the Black-Scholes model, used by the Company for financial reporting purposes pursuant to FASB ASC Topic 718. There is no assurance the value realized by a director will be at or near the value estimated by the Black-Scholes model. The actual value, if any, a director will realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. In determining the Black-Scholes value, the following assumptions were used for the options awarded in 2009: (i) stock price volatility represents the standard deviation in stock prices for Company common stock during the 12 month period prior to grant of the option (18.28%); (ii) dividend yield represents the cumulative dividends per share for the 12 month period prior to grant of the option, divided by the average monthly price of Company common stock over the same period (3.63%); (iii) the risk-free rate of return represents the average monthly yield on US Treasury Notes maturing within 5 years after the date of grant (2.28%); and (iv) an expected time of exercise of five years.
(2)	For each director, the aggregate number of shares underlying unexercised but exercisable option awards at December 31, 2009 was: Mr. Ceddia – 5,014; Mr. Coy – 5,610; Ms. Pugh – 4,812; Mr. Rosenberry – 5,310; Mr. Snoke – 4,812; Mr. Tuckey – 0; Mr. Ward – 5,310; Mr. Zimmerman – 0; and Mr. Zullinger – 4,812. Mr. Zimmerman was awarded options under the Company’s Employee Stock Option Plan of 2000 with respect to his service as an executive officer of Orrstown Bank and not with respect to his service as a director.
(3)	Based on an October 1, 2008 to September 30, 2009 plan year for the Directors Retirement Plan.
(4)	Mr. Keller was appointed to the Company’s Board of Directors May 5, 2009.
(5)	Mr. Tuckey retired from the Board of Directors May 5, 2009.
(6)	Mr. Zimmerman retired from the Board of Directors May 5, 2009.
(7)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings for Mr. Zullinger includes a $13,180 increase in the net present value of his accrued benefit under the Directors Retirement Plan, plus a $9,151 calendar year increase in the net present value of his accrued benefit under his “brick” plan.

Directors’ Fees.    During 2009, each director of the Company, other than Mr. Quinn, was paid an annual retainer fee of $6,000 and each non-employee director of the Company received $700.00 for each meeting of the Company Board of Directors attended and $300.00 for each committee meeting attended, except that committee chairs received a fee of $400.00 for each committee meeting attended. Each director of Orrstown Bank, other than Mr. Quinn, was paid an annual retainer fee of $6,000.00 and each non-employee director of Orrstown Bank was paid a fee of $700.00 for each meeting attended. The terms of Mr. Shoemaker’s Executive Employment Agreement, described more fully elsewhere in this Proxy Statement, provide for Mr. Shoemaker to be paid annual retainer fees in his capacity as a director of the Company and the Bank, but not meeting attendance fees. Non-employee directors of Orrstown Bank also received $300.00 for each committee meeting attended, except that committee chairs received a fee of $400.00 for each committee meeting attended. In addition, in 2009 the Chairman of the Board of Orrstown Bank received an annual fee of $13,000 and the Vice Chairman received an annual fee of $11,000. Mr. Tuckey, in his capacity as Secretary, received a pro rata portion of a $10,000 annual fee for the portion of the year he served. Mr. Shoemaker did not receive any fee as Secretary in 2009.

Deferred Compensation Plan.    In 1995, the Company and Orrstown Bank established a non-qualified deferred compensation plan for directors and executive officers. Participation in the plan is voluntary. Each participant may elect each year to defer all or a portion of his or her directors’ fees or, in the case of an executive officer, compensation. Directors deferring compensation must begin withdrawals from the plan by age 75 or termination of service as a director, whichever occurs later. Executive officers must begin withdrawals by age 65 or retirement, whichever occurs later. Payments may be made in equal monthly or annual installments over not more than ten years. Immediate distributions may be made in the event the Company would experience a hostile takeover, an acquiring bank or bank holding company would fail to approve the plan, or Orrstown Bank, or any acquiring bank or bank holding company, would experience bankruptcy. If a participant would die before payment of his or her entire account, the Company will pay the balance to his or her beneficiary in a single lump sum payment. The amounts deferred are invested in a rabbi trust with the trust department of Orrstown Bank as trustee. The participants direct the investment of their own accounts among various publicly available mutual funds designated by Orrstown Bank’s Trust Investment Committee. Growth of each participant’s account is a result of investment performance and the public markets and is not a result of an interest factor or interest formula established by the participant or by the Company or the Bank. In 2009, Ms. Pugh deferred $30,500; Mr. Snoke deferred $11,600 and Mr. Ward deferred $24,200.

Directors Retirement Plan.    Orrstown Bank has entered into Director Retirement Agreements with Ms. Pugh and Messrs. Ceddia, Coy, Rosenberry, Shoemaker, Snoke, Tuckey (Mr. Tuckey retired from the Boards of Directors on May 5, 2009), Ward and Zullinger. Each Director Retirement Agreement provides the respective Director with a normal retirement benefit in a specified amount, payable in 120 consecutive monthly installments commencing the month following the Director’s termination of service after having reached the normal retirement age of 65. Generally, the amount of a Director’s annual normal retirement benefit is intended to approximate the amount of his or her directors’ fees during the year in which he or she became a party to a Director Retirement Agreement, projected to the normal retirement age of 65 based upon annual increases of 4 percent. For every complete plan year after normal retirement age and before termination of service, the amount of the annual benefit will increase by 4 percent.

A director will forfeit his or her benefits under his or her Director Retirement Agreement if Orrstown Bank would terminate his or her service for gross negligence or gross neglect of duties, commission of a felony or gross misdemeanor involving moral turpitude or fraud, disloyalty or willful violation of any law or policy committed in connection with the director’s service resulting in an adverse effect on Orrstown Bank, or if the director, after termination of service (other than following a change in control of Orrstown Bank) would compete with Orrstown Bank within a 50 mile radius of its main office in Shippensburg, Pennsylvania. Orrstown Bank also would not be obligated to pay any benefit under a Director Retirement Agreement to the extent the benefit would constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended.

If a director is in active service of Orrstown Bank at the time of a change in control of Orrstown Bank, as defined in Section 409A of the Code, the director will be entitled to begin receiving his or her normal retirement benefit following the later of the director’s termination of service or attaining normal retirement age. The Director Retirement Agreement provides for an early termination benefit in a specified amount in the event of an early termination of service before normal retirement age, a disability benefit in the event of an early termination of service due to disability, and a death benefit.

The amount of the increase in 2009 in the net present value of the accrued benefit under the Directors Retirement Agreement is reported in the 2009 Directors Compensation Table for each participating director, except that, for Mr. Shoemaker, such amount is reported in the 2009 Summary Compensation Table, in all cases, in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

Brick Plan.    Mr. Zullinger and six of Orrstown Bank’s former directors participate in so-called “brick plans” that provide the director or his or her beneficiaries with a monthly cash benefit for a period of 10 years beginning at age 65. The change in the net present value of Mr. Zullinger’s accrued benefit under his brick plan from 2008 is reported in the 2009 Director Compensation Table above. Under the brick plan, Mr. Zullinger’s annual benefit at age 65 would be $21,804. Mr. Zullinger’s total accrued benefit at December 31, 2009 was $100,658 and the vested amount of his annual benefit is $16,382.

Non-Employee Director Stock Option Plan of 2000.    On January 27, 2000, the Board of Directors of the Company approved the Orrstown Financial Services, Inc. Non-Employee Director Stock Option Plan of 2000. The Directors’ Option Plan is a formula plan under which options to purchase shares of Company common stock are granted each year to directors in office on April 1. The number of options granted each year is based on the Company’s return on average tangible equity for the most recent fiscal year. All options have a term of 10 years from the regular grant date, are fully exercisable from the regular grant date and have an exercise price equal to the “fair market value” of Company common stock as of the date of the grant of the option, defined as the closing price for shares of Company common stock reported on the NASDAQ Stock Market on such date. If a director “retires,” the options previously granted to the director will expire at their scheduled expiration date. If a director’s service as a director terminates for any other reason, the options previously granted to the director will expire six months after the date of termination of service unless scheduled to expire sooner. In April 2009, each director, except for Messrs. Keller, Shoemaker and Zimmerman, was granted an option covering 536 shares of Company common stock at an exercise price of $24.25 per share.

Information About Executive Officers and Other Significant Employees

In addition to Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company and of Orrstown Bank, who also serves as a Director of the Company and of Orrstown Bank, the executive officers and other significant employees of the Company and of Orrstown Bank are:

Jeffrey W. Embly – 39, is Executive Vice President of the Company. Since January, 2008, he has served as Executive Vice President and, since September, 2009, Chief Credit Officer, of Orrstown Bank. From January, 2008 to September, 2009, Mr. Embly served as Chief Commercial Officer of Orrstown Bank and, from May 2005 to 2008, Senior Vice President and Chief Loan Officer of Orrstown Bank.

Philip E. Fague – 50, is Executive Vice President and Treasurer of the Company. He has served as Executive Vice President since 1997 and, since September, 2009, Chief Mortgage, Consumer and Investment Officer, of Orrstown Bank. From January, 2008 to September, 2009, Mr. Fague served as Chief Retail Officer of Orrstown Bank and, from 2002 to 2008, as Chief Sales and Service Officer of Orrstown Bank.

Michelle N. Paulnock – 49, has been Senior Vice President of Operations of Orrstown Bank since September, 2009. She was Vice President and Senior IT Portfolio Manager for The South Financial Group from January, 2009 to September, 2009, and Vice President and Solution Support Manager for Sterling Financial Corporation from June, 2000 to August, 2008.

Barbara E. Brobst – 51, has been Senior Vice President since 2005 and, since 2000, Senior Trust Officer, of Orrstown Bank.

Bradley S. Everly – 59, has been Senior Vice President, Chief Financial Officer and Assistant Secretary of the Company and Senior Vice President and Chief Financial Officer of Orrstown Bank since 1998.

Jeffrey S. Gayman – 37, has been Senior Vice President since January, 2008 and, since September, 2009, Chief Commercial Officer, of Orrstown Bank. Mr. Gayman was Chief Sales and Service Officer of Orrstown Bank from January, 2008 to September, 2009, Vice President and Regional Senior Loan Officer from June, 2006 to January, 2008, and Vice President and Commercial Market Manager from December, 2002 to June, 2006.

Benjamin S. Stoops – 58, has been Senior Vice President since May, 2005 and, since December, 1998, Chief Technology Officer, of Orrstown Bank. Mr. Stoops was Vice President of Orrstown Bank from December 1998 to May, 2005.

Stephen C. Caldwell – 61, has been Vice President, since 2002, and Director of Human Resources, since 2001, of Orrstown Bank.

Mark G. Bayer – 47, has been Vice President and Director of Marketing of Orrstown Bank since December, 2007. He was Vice President and Director of Sales and Marketing for CommunityBanks from 2004 to December, 2007.

Gary R. Holder – 48, has been Senior Vice President and Chief Retail Officer of Orrstown Bank since September, 2009. He was Vice President and Regional Senior Loan Officer of Orrstown Bank from June, 2006 to September, 2009 and Business Development Officer from July, 2003 to June, 2006.

Compensation Discussion and Analysis

In this section we provide an overview and analysis of our executive compensation programs and policies, the material decisions we have made under those programs and policies and the material factors that we considered in making those decisions.

Executive Compensation Objectives and Philosophy.    The Company’s compensation and benefits programs and policies are intended to provide fair, reasonable and competitive levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate long term value for the Company’s shareholders. A significant amount of compensation is dependent upon Company performance and individual contribution to Company success. Our goal is for our executive officers to prosper when the Company prospers, but for them to realize less personal income if the Company is less successful.

Compensation Structure.    We compensate our executive officers through a combination of base salary, annual cash incentives, stock options and other benefits. Base salaries are set at levels competitive within the industry and the local market area in order to attract and retain executive officers who possess the knowledge, skills and abilities necessary to successfully execute their duties and responsibilities. A portion of annual cash bonuses are linked to annual Company performance in order to incent and reward such performance and a portion of annual cash bonuses are paid to incent and reward annual individual contributions to Company performance. Stock options are awarded annually to further link annual compensation to annual Company performance, but also to link the compensatory interests of executive officers to the interests of shareholders in the long term success and growth of the Company. Health and welfare benefit programs are provided to executive officers on the same terms and conditions as all other employees and are intended to be competitive within the industry and the local market area. We also provide our executive officers with certain supplemental retirement programs on a basis competitive within the industry.

At the Annual Meeting of Shareholders of the Company held in May 2008, Mr. Shoemaker announced that he would retire as President and Chief Executive Officer of the Company and of Orrstown Bank immediately following the Annual Meeting of Shareholders of the Company to be held in 2009. The Company and the Bank entered into an Executive Employment Agreement with Mr. Shoemaker at that time providing for a three year term beginning with his retirement as President and Chief Executive Officer, pursuant to which Mr. Shoemaker would continue to serve the Company and the Bank as President Emeritus and as President of the Orrstown Bank Foundation.

On March 1, 2009, the Company entered into an Executive Employment Agreement with Mr. Quinn providing for a two year term expiring February 28, 2011. The Company and the Bank entered into Executive Employment Agreements on January 21, 2010, back dated to be effective December 31, 2009, with Messrs. Fague and Embly, providing for two year terms to expire December 31, 2011. Subject to the right of the executive to resign at any time upon ninety days prior notice, the Executive Employment Agreements provide for renewal or extension for successive two year terms by written notice to the Executive by the Company and the Bank not later than one hundred twenty days prior to the expiration of the then current term. In addition to annual base salaries, the Executive Employment Agreements provide that each officer is eligible to receive annual incentive payments and equity incentive awards, and to participate in any retirement plan, deferred compensation plan, welfare benefit plan or other benefit program in which other senior officers of Orrstown Bank are eligible to participate. The Executive Employment Agreements also contain customary nondisclosure, nonsolicitation and mutual nondispargement provisions and restrictive covenants. The purpose of the Executive Employment Agreements is to provide those officers with job security while providing the Company and Orrstown Bank with protections against competition and solicitation of customers and employees if any of the officers would leave the Bank’s employ. Orrstown Bank also has entered into certain salary continuation, officer group term replacement plan and change in control agreements with the named executive officers described in greater detail below.

Determination of Compensation.    In December, 2009 the independent members of the Executive Committee of the Board of Directors of Orrstown Bank met to review the Bank’s executive compensation programs. Mr. Quinn made recommendations regarding the compensation of each of the named executive officers, other than himself and Mr. Shoemaker, as well as compensation recommendations for all of the Bank’s officers holding the title of Vice President and above. After presenting his recommendations, Mr. Quinn and Mr. Shoemaker were excused from the meeting and the Executive Committee’s independent members, Messrs. Coy and Zullinger, reviewed and considered Mr. Quinn’s recommendations, as well as independently evaluated and considered matters relating to Mr. Quinn’s and Mr. Shoemaker’s compensation. Messrs. Coy and Zullinger accepted certain of Mr. Quinn’s recommendations as presented and modified others in accordance with their own evaluations and judgments. Messrs. Coy’s and Zullinger’s recommendations were then presented to and approved by the independent directors of Orrstown Bank at its December meeting.

Base Salary.    Base salaries for executive officers are determined based upon competitive pay practices of other banks of similar size on a regional basis for similar positions and responsibilities. The Executive Committee obtains comparisons of base salaries paid by other banks from various sources, including L. R. Webber Associates, a Holidaysburg, Pennsylvania consulting firm, and SNL Financial, an information and research firm serving the financial services industry with an emphasis on publicly traded banking companies from its headquarters in Charlottesville, Virginia. Using the median as a starting point, Mr. Quinn recommends annual changes in base salaries of executive officers, other than himself and Mr. Shoemaker, based on his evaluation of past performance, job duties, scope and responsibilities and expected future contributions. In determining the level of base salary, an individual’s personal performance in achieving previously established goals is the most important factor. Following consideration of the information obtained and reviewed, and the recommendations of Mr. Quinn, the independent members of the Executive Committee recommended and Bank’s independent directors approved at its December meeting increasing base salaries in 2010 to $400,012 for Mr. Quinn; $168,187 for Mr. Everly; $202,800 for Mr. Fague; $203,287 for Mr. Embly; and, $149,762 for Ms. Brobst.

Cash Bonuses.    As noted above, a portion of annual cash bonuses are linked to annual Company performance and a portion are related to annual individual contributions to Company performance. As a guide for determining the amount of cash bonus to be awarded to an executive officer, the Executive Committee historically has refered to Orrstown Bank’s Executive Incentive Plan, established in 1998. The purpose of the Plan is to support and promote the pursuit of the Bank’s organizational objectives and financial goals through the payment of annual cash bonuses to executive officers and other key employees based upon the percentage increase in earnings for the year, which is given a 75% weighting, and the percentage increase in funds (deposits and short-term purchased funds) for the year, which is given a 25% weighting. The resulting percentage factors are then added together, resulting in a bonus percentage factor to be applied to an executive’s salary to determine the amount of his or her bonus. For example, a 10% increase in earnings and a 20% increase in funds would result in a 12.5% bonus percentage factor (10% x .75 = 7.5%, 20% x .25 = 5%; 7.5% + 5% = 12.5%). Assuming a base salary of $100,000, the amount of the bonus would be $12,500. Under the Plan, the Bank will pay out 50% of the bonus amount in the year to which the bonus relates, 25% in the next year and 25% in the second year. Thus, the amounts reported below in the 2009 Summary Compensation Table as paid in 2009 pursuant to the Executive Incentive Plan include 50% of the bonus amount earned in 2009, 25% of the bonus amount earned in 2008 and 25% of the bonus amount earned in 2007. The bonus amounts as to which payment is deferred to subsequent years are not vested and may be forfeited by an employee whose employment with the Bank is terminated prior to payment of the deferred amounts. In addition, in 2007 and 2008, the Board of Directors, and, in 2009, the independent directors, determined, within their discretion under the Plan, to actually fund bonuses under the Plan at the rate of 50% of the bonus amount calculated pursuant to the principles described above. The Executive Committee and the Board of Directors have had complete discretion as to whom bonuses will be awarded under the Plan. In addition, the Executive Committee and the Board of Directors have had further discretion to award cash bonuses in addition to amounts calculated pursuant to the Plan where individual contributions to Company performance merit further reward. Thus, the amounts reported as bonus in the Summary Compensation Table for 2009 reflect amounts that the independent members of the Executive Committee and the independent directors believe appropriately reward individual contributions to total Company performance.

Stock Options.    On January 27, 2000, the Board of Directors of the Company unanimously approved and adopted the Employee Stock Option Plan of 2000. The Stock Option Plan was ratified by the shareholders at the 2000 Annual Meeting. The purpose of the Stock Option Plan is to promote the long term success of the Company and the creation of shareholder value by providing additional incentives to those officers and key employees who are in a position to contribute to the long term growth and profitability of the Company; assist the Company to attract, retain and motivate key personnel with experience and ability; and link employees receiving stock options directly to shareholder interests through increased stock ownership.

The Executive Committee, on behalf of the Board of Directors, administers the Stock Option Plan, and determines the number of shares to be covered by each option, the term of the option, the period of time for options to vest after grant, if any, and other terms and limitations applicable to the exercise of the option. All options awarded under the Stock Option Plan are exercisable at an option price equal to the “fair market value” of the Company’s common stock on the date of grant of the option, defined as the closing price for shares of Company common stock reported on the NASDAQ Stock Market on such date. Grants to officers of the Company and other key employees are based on criteria established by the Executive Committee including, past performance, job duties, scope and responsibilities and contributions to overall Company performance.

The Executive Committee has total discretion over the number of shares covered by option grants. Awards generally are recommended by the Executive Committee and approved by the Board of Directors in June or July. In 2009, recommendations were made by the independent members of the Executive Committee and approved by the independent directors.

Option awards covered a larger number of shares in years prior to 2006, principally because changes in generally accepted accounting principles, that became effective in 2006, now require the Company to expense option awards when granted.

401(k) and Profit Sharing Plan.    Orrstown Bank maintains a 401(k) plan for the benefit of eligible employees. The Bank makes annual matching contributions of up to 50 percent of employee contributions under the plan up to 3 percent of an employee’s annual compensation. In addition, the Bank maintains a profit sharing plan covering all employees who have attained age 21, completed one year of service and have worked for 1,000 hours or more during the plan year. Upon becoming eligible to participate in the plan, an employee is fully vested. Contributions to the plan are based on the Bank’s performance and are at the discretion of the Bank’s Board of Directors. Substantially all of the Bank’s employees are covered by the plan. The Bank’s contribution to the plan on behalf of all participants may not be in excess of the maximum amount deductible for tax purposes under Section 404(a) of the Internal Revenue Code of 1986, as amended. In general, this amount cannot be more than 15 percent of compensation otherwise paid during the taxable year to all employees under the profit sharing plan.

Deferred Compensation and Supplemental Benefit Programs.    Orrstown Bank has established salary continuation plans and group term replacement plans for certain of its executive officers. The purposes of these programs are to provide to those executive officers an economic incentive for long term service to the Company and the Bank. The Executive Committee believes that these programs are competitive with those offered by other banks of similar size on a regional basis.

Orrstown Bank has established salary continuation plans for certain of its executive officers including, without limitation, the executive officers named in the Summary Compensation Table below, in order to provide them with supplemental retirement income. The purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.

Orrstown Bank also has established an officer group term replacement plan for the benefit of Messrs. Shoemaker, Everly and Fague. This plan provides participating officers with a life insurance benefit equal to two times current salary with no cap. Under the plan the officer receives the same coverage as he currently receives under the Bank’s group term plan but at less cost to the Bank while the officer is employed. The officer receives continued coverage after retirement for a small annual charge. The post-retirement coverage will approximate two times annual salary (not to exceed the net coverage purchased).

As noted above in connection with director compensation, the Company also has established a non-qualified deferred compensation plan for directors and executive officers, but no executive officer made any deferrals pursuant to that plan in 2009.

Compensation Committee Report

We, the independent members of the Executive Committee of the Board of Directors of Orrstown Bank, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based on such review and discussion, have recommended to the Board of Directors of the Company inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by the Independent Members of

the Executive Committee:

Jeffrey W. Coy, Chair

Joel R. Zullinger

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables

The following table sets forth information as to the compensation paid or accrued by the Company for the year ended December 31, 2009 for services rendered in all capacities by our principal executive officer, principal financial officer and for each and up to three other executive officers who received total compensation in excess of $100,000.

2009 Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($) (See Table Below)	Total ($)
Thomas R. Quinn, Jr.	2009	302,885	75,160	-	-	-	14,490	27,299	419,834
President & Chief Executive Officer

Kenneth R. Shoemaker	2009	200,000	35,160	-	15,086	-	80,387	49,297	379,930
President & Chief Executive Officer	2008	270,000	100,000	-	15,712	-	171,533	71,834	629,079
	2007	249,711	65,000	-	15,840	-	129,550	64,716	524,817

Bradley S. Everly,	2009	158,346	33,660	-	11,336	-	32,055	29,158	264,555
Senior Vice President Chief Financial Officer	2008	146,000	15,000	-	12,570	-	21,579	26,812	221,961
	2007	138,865	20,000	-	12,672	-	21,746	25,470	218,753

Philip E. Fague,	2009	188,077	35,160	-	13,224	-	19,204	34,332	289,997
Executive Vice President & Chief Retail Officer	2008	165,000	30,000	-	12,570	-	19,204	30,067	256,841
	2007	157,846	25,000	-	12,672	-	19,943	28,727	244,188

Jeffrey W. Embly,	2009	188,077	40,226	-	13,224	-	11,824	34,157	287,508
Executive Vice President & Chief Commercial Officer	2008	165,000	30,000	-	12,570	-	11,824	29,959	249,353
	2007	144,856	25,000	-	12,672	-	11,900	26,329	220,757

Barbara E. Brobst,	2009	140,762	25,213	-	9,280	-	19,844	25,337	220,436
Senior Vice President & Senior Trust Officer	2008	127,000	18,000	-	8,642	-	19,844	23,038	196,524
	2007	120,885	17,500	-	8,712	-	19,972	21,760	188,829

(1)	Mr. Shoemaker served as President and Chief Executive Officer to May 5, 2009, and as President Emeritus thereafter. Mr. Quinn served as President-elect from March 2, 2009 to May 5, 2009, and as President and Chief Executive Officer thereafter.
(2)	Option awards are valued based on the Black-Scholes model, used by the Company for financial reporting purposes pursuant to FASB ASC Topic 718. There is no assurance the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. The assumptions used in determining the Black-Scholes value are set forth in the 2009 Grant of Plan Based Awards Table below.
(3)	Based on an October 1 to September 30 plan year under executive officer Salary Continuation Agreements and, for Mr. Shoemaker only, also includes the annual change in the net present value of his accrued benefit under his Directors Retirement Plan (described above in the Compensation of Directors section) for corresponding plan years.

As indicated in the 2009 Summary Compensation Table, salary is the single most significant component of executive compensation, comprising approximately one-half or more of total compensation paid to an executive officer.

The compensation represented by the amounts for 2009 set forth in the All Other Compensation Column are detailed in the following table.

2009 All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($)	Directors Fees ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans	Total ($)
Thomas R. Quinn, Jr.	2009	27,299	-	-	-	27,299

Kenneth R. Shoemaker	2009	-	12,000	1,297	36,000	49,297
	2008	10,226	12,000	1,008	48,600	71,834
	2007	10,582	13,000	975	40,159	64,716

Bradley S. Everly	2009	-	-	656	28,502	29,158
	2008	-	-	532	26,280	26,812
	2007	-	-	474	24,996	25,470

Philip E. Fague	2009	-	-	441	33,891	34,332
	2008	-	-	339	29,728	30,067
	2007	-	-	277	28,450	28,727

Jeffrey W. Embly	2009	-	-	303	33,854	34,157
	2008	-	-	259	29,700	29,959
	2007	-	-	255	26,074	26,329

Barbara E. Brobst	2009	-	-	-	25,337	25,337
	2008	-	-	178	22,860	23,038
	2007	-	-	-	21,760	21,760

Except as to Mr. Quinn in 2009 and Mr. Shoemaker in 2008 and 2007, the total value of perquisites and personal benefits for a named executive officer is less than $10,000. In 2009 for Mr. Quinn and 2008 and 2007 for Mr. Shoemaker, perquisites and personal benefits consisted of country club dues and automobile allowance and, for Mr. Quinn, relocation expenses.

Directors fees paid to Mr. Shoemaker are described above in connection with Directors Compensation generally.

The reported insurance premiums are the premiums paid by the Bank in connection with the officer group term replacement plans for the named executive officers described above in the Compensation Discussion and Analysis.

The Company fully funded its contribution to the profit sharing plan in each of the years indicated at 15 percent of compensation otherwise paid to all employees under the plan.

2009 Grants of Plan-Based Awards Table

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($ / Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Thomas R. Quinn, Jr.	-	-	-	-

Kenneth R. Shoemaker	06/25/09	1,583	37.59	15,086

Bradley S. Everly	07/30/09	1,200	36.95	11,136

Philip E. Fague	07/30/09	1,425	36.95	13,224

Jeffrey W. Embly	07/30/09	1,425	36.95	13,224

Barbara E. Brobst	07/30/09	1,000	36.95	9,280

(1)	The awarded stock options were fully vested and immediately exercisable on the grant date. The options have a term of 10 years and will expire June 25, 2019, in the case of Mr. Shoemaker and, as to the other named executive officers, July 30, 2019, if not sooner exercised. The options may be exercised upon full payment of the exercise price in cash, by the surrender of certificates representing shares which already have been owned by the executive officer for more than 6 months and valued at their fair market value as defined by the Plan, or in a combination of stock and cash. Options may not be exercised for less than 100 shares unless the total number of shares then available for exercise under the award is less than 100.
(2)	The exercise price is equal to the “fair market value” of Company common stock as of the grant date, defined by the Company’s Employee Stock Option Plan of 2000 as the closing price for shares of the Company’s common stock reported on the NASDAQ Stock Market on the relevant date.
(3)	Option awards are valued based on the Black-Scholes model, used by the Company for financial reporting purposes pursuant to FASB ASC Topic 718. There is no assurance the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive officer will realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. In determining the Black-Scholes value, the following assumptions were used for the options awarded in 2009: (i) stock price volatility represents the standard deviation in stock prices for Company common stock during the 12 month period prior to grant of the option (30.38% as of June 25, 2009; and 30.69% as of July 30, 2009) (ii) dividend yield represents the cumulative dividends per share for the 12 month period prior to grant of the option, divided by the average monthly price of Company common stock over the same period (2.34% as of June 25, 2009; and 2.38% as of July 30, 2009) (iii) the risk-free rate of return represents the average monthly yield on US Treasury Notes maturing within 5 years after the date of grant (2.58% as of June 25, 2009; and 2.66% as of July 30, 2009) and (iv) an expected time of exercise of five years.

2009 Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Thomas R. Quinn, Jr.	-	-	-

Kenneth R. Shoemaker	1,583	37.59	6/25/2019
	3,200	30.01	7/15/2018
	4,000	32.02	7/09/2017
	3,150	36.11	6/22/2016
	7,350	40.14	6/23/2015
	9,922	36.92	6/24/2014
	9,261	24.72	6/26/2013
	7,900	19.00	6/27/2012

Bradley S. Everly	1,200	36.95	7/30/2019
	2,560	30.01	7/15/2018
	3,200	32.02	7/09/2017
	3,150	36.11	6/22/2016
	4,725	40.14	6/23/2015
	4,410	36.92	6/24/2014
	3,307	24.72	6/26/2013
	2,892	19.00	6/27/2012
	2,429	16.50	6/28/2011
	4,861	15.43	6/22/2010

Philip E. Fague	1,425	36.95	7/30/2019
	2,560	30.01	7/15/2018
	3,200	32.02	7/09/2017
	3,150	36.11	6/22/2016
	4,725	40.14	6/23/2015
	4,961	36.92	6/24/2014
	4,961	24.72	6/26/2013
	5,208	19.00	6/27/2012
	4,861	16.50	6/28/2011
	1,239	15.43	6/22/2010

Jeffrey W. Embly	1,425	36.95	7/30/2019
	2,560	30.01	7/15/2018
	3,200	32.02	7/09/2017
	3,150	36.11	6/22/2016
	4,725	40.14	6/23/2015
	4,410	36.92	6/24/2014
	4,410	24.72	6/26/2013
	4,630	19.00	6/27/2012
	4,861	16.50	6/28/2011

Barbara E. Brobst	1,000	36.95	7/30/2019
	1,760	30.01	7/15/2018
	2,200	32.02	7/09/2017
	2,100	36.11	6/22/2016
	3,150	40.14	6/23/2015
	2,756	36.92	6/24/2014
	2,756	24.72	6/26/2013
	2,892	19.00	6/27/2012
	2,429	16.50	6/28/2011
	1,214	15.43	6/22/2010

2009 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise ($)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting ($)	Value Realized on Vesting ($)
Kenneth R. Shoemaker	7,761	160,265	-	-

No options were exercised by any of the other named executive officers during 2009.

2009 Pension Benefits Table

Name	Plan Name	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas R. Quinn, Jr.	Salary Continuation Agreement	14,490	-

Kenneth R. Shoemaker	Salary Continuation Agreement	992,466	-

Bradley S. Everly	Salary Continuation Agreement	361,715	-

Philip E. Fague	Salary Continuation Agreement	121,940	-

Jeffrey W. Embly	Salary Continuation Agreement	46,345	-

Barbra E. Brobst	Salary Continuation Agreement	77,779	-

A description of the Salary Continuation Agreement appears below under “Potential Payments Upon Termination or Change in Control”.

Potential Payments Upon Termination or Change in Control

Salary Continuation Agreements.    Orrstown Bank has entered into Salary Continuation Agreements with certain of its executive officers including, without limitation, the executive officers named in the Summary Compensation Table. The Agreements provide each executive officer with certain specified benefits upon a separation from service as a result of normal retirement, early termination, disability, death or a change in control.

Benefits are payable in monthly installments over a 15 year period beginning within 60 days following the executive officer’s separation from service upon or after the executive reaching normal retirement age, within 60 days following the executive officer reaching normal retirement age in the cases of early termination and change in control, or within 60 days after separation from service in the case of disability.

Under the Agreements the amount of the normal retirement benefit when combined with Social Security and amounts available under the Bank’s 401(k) and profit sharing plans is intended to provide the executive officer with retirement income equal in amount to 70 percent of final annual salary.

The Salary Continuation Agreement with Mr. Quinn provides for an annual normal retirement benefit of $400,000 at age 65; with Mr. Shoemaker, $100,000 at age 62; with Mr. Everly, $62,000 at age 62; with Mr. Fague, $73,000 at age 65; with Mr. Embly, $90,000 at age 65; and with Ms. Brobst, $60,000 at age 65.

Mr. Shoemaker retired as President and Chief Executive Officer of the Company and Orrstown Bank on May 5, 2009 at age 62, his normal retirement age under his Salary Continuation Agreement. Although, pursuant to the terms of his Executive Employment Agreement with the Company and Orrstown Bank, Mr. Shoemaker continues to be an employee of Orrstown Bank, he experienced a separation from service as defined by the Salary Continuation Agreement as of July 1, 2009 because, from and after that date, the level of services he will perform as President Emeritus will be no more than twenty percent of the average level of services he performed over the previous thirty-six months as President and Chief Executive Officer. Thus, Mr. Shoemaker became eligible to begin receiving his normal retirement benefit under his Salary Continuation Agreement in February, 2010, seven months after his separation from service in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the terms and conditions of his Salary Continuation Plan.

In the event of an early termination separation from service or a separation from service due to disability prior to normal retirement age, the amount of the benefit under the plan will be actuarily reduced from the normal retirement benefit. In the event of a change in control, the amount of the benefit will be the amount of the normal retirement benefit.

In the event an executive officer dies while in active service, the officer’s beneficiary will be entitled to receive the normal retirement benefit payable in monthly installments over a 15 year period commencing within 60 days after receipt by the Bank of the officer’s death certificate. In the event an executive officer dies after benefit distributions have commenced, the Bank will continue to distribute the remaining benefits to the officer’s beneficiary at the same time and in the same amounts as would have been distributed to the executive officer had he survived.

Benefits under the Agreements will be forfeited by an executive officer who is terminated for cause, or if the executive officer commits suicide within 2 years after the effective date of the Agreement, or if an insurance company which issued a life insurance policy covering the executive officer and owned by the Bank denies coverage because of misstatements of fact made by the executive officer on an application for life insurance, or if the executive officer is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or the executive officer becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 50 mile radius of the Bank’s headquarters in Shippensburg, Pennsylvania.

Change in Control Agreements.    The Company and the Bank entered into Change in Control Agreements with Mr. Quinn in March, 2009, and with Messrs. Shoemaker, Everly, Fague and Embly in May, 2008. The terms and conditions of the Change in Control Agreements are substantially the same for each executive, except for the respective amounts of the cash compensation and the terms for which the Company and the Bank will continue to provide the executives with health and welfare benefits. The Change in Control Agreements provide that the Company and the Bank are to pay to the executives the specified amounts of cash compensation and provide the specified health and welfare benefits in the event that an executive’s employment is terminated by the Company or Bank without good cause or by the executive for good reason within two (2) years after the occurrence of a change in control.

The Change in Control Agreements define “change in control” as: (a) a merger, consolidation or division of the Company or the Bank, the sale of substantially all of the assets of the Company or the Bank, or the purchase by the Company or Bank of substantially all of the assts of another entity unless (i) the transaction is approved in advance by 80% of the disinterested directors of the Company, and (ii) a majority of the Board of Directors of the resulting entity after the transaction are former members of the Board of Directors of the Company; (b) any person becomes the beneficial owner of 20% or more of the Company’s common stock; (c) during any consecutive two (2) year period more than 50% of the Board of Directors of the Company at the beginning of the period cease to be directors unless the election of each new director was approved in advance by two thirds of the directors at the beginning of the period; or (d) any other change in control of the Company or the Bank similar in effect as determined by the Board of Directors.

The Company and the Bank will have “good cause” to terminate an executive’s employment if the executive (a) commits gross malfeasance in office constituting dishonesty or commits a crime involving fraud, misappropriation, embezzlement or dishonesty; or (b) willfully breaches a fiduciary duty owed to the Company or the Bank.

The executive will have “good reason” to terminate his employment if the Company or the Bank (a) reduces the executive’s responsibility or authority; (b) assigns to the executive duties inconsistent with his office; (c) materially changes the location of the executive’s primary office; (d) reduces the executive’s annual base salary; or (e) any other action or inaction which constitutes a material breach of the executive’s Executive Employment Agreement; in all cases after notice to the Company or Bank and the failure of the Company or the Bank to cure the situation after such notice.

The Change in Control Agreements provide that upon a termination pursuant to a change in control, the Company and Bank are obligated to pay to the executive cash compensation in an amount equal to a specified multiple of (1) annual base salary, plus (2) cash bonus and other annual incentive cash compensation for the calendar year immediately before the calendar year in which the termination of employment occurs. For Messrs. Quinn and Shoemaker the multiple is 2.99 times; for Messrs. Fague and Embly the multiple is 2 times; and for Mr. Everly the multiple is 1.5 times. Payment of this cash compensation is to be made in a single lump sum within twenty (20) days after the termination of employment.

The Change in Control Agreements further provide that upon a termination pursuant to a change in control, the Company and the Bank are obligated to provide to the executive for a specified term the life, disability, medical/health insurance and other health and welfare benefits in effect with respect to the executive immediately prior to the termination pursuant to the change in control. For Messrs. Quinn and Shoemaker the term is three years; for Messrs. Fague and Embly the term is two years; and for Mr. Everly the term is one and one-half years. The executive, however, will continue to be responsible for the costs of such benefits to the same extent as other similarly situated active employees of the Bank and the executive’s spouse and/or eligible dependants will continue to be covered on the same terms that they were covered prior to the termination of employment.

The Change in Control Agreements also provide that in the event the total payments and benefits to be made and provided thereunder, together with any other payments and benefits which the executive has the right to receive from the Company and the Bank upon a termination pursuant to a change in control, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the executive will be entitled to an additional “excise tax adjustment payment” in an amount such that, after the payment of all federal and state income and excise taxes, the executive will be in the same after-tax position as if no excise tax had been imposed.

The following table summarizes potential change in control benefits for each of the named executive officers. For the purposes of this table we assumed a change in control of the Company and a termination of employment by the surviving company without cause (or a resignation by the executive for good reason), and that both events occurred on December 31, 2009.

Name	Cash Benefit Under Change in Control Agreement ($)	Cash Benefit Under Salary Continuation Agreement ($)(1)	Cash Benefit Under Directors Retirement Plan ($)(2)	Cash Benefit Under Deferred Compensation Plan ($)(3)	General Health and Welfare Benefits(4)	Total Benefits ($)(5)
Thomas R. Quinn, Jr.	1,121,250	14,490	-	-	43,123	1,178,863

Kenneth R. Shoemaker	598,000	992,467	126,686	62,174	43,123	1,822,450

Bradley S. Everly	266,250	361,715	-	-	21,633	649,598

Philip E. Fague	450,000	121,940	-	-	2,692	574,632

Jeffrey W. Embly	450,000	46,345	-	-	30,249	526,594

Barbara E. Brobst	-	77,779	-	-	-	77,779

(1)	Present value of accumulated benefit under Salary Continuation Agreement. Benefit payable over a 15 year period upon executive officer reaching normal retirement age specified in the executive officer’s respective agreement.
(2)	Present value of accumulated benefit under Director’s Retirement Plan. Benefit payable over a 10 year period upon director reaching normal retirement age specified in the director’s respective agreement
(3)	Accumulated balance as December 31, 2009 under nonqualified deferred compensation plan for directors and executive officers.
(4)	Value of benefits based upon assumptions used for financial reporting purposes under generally accepted accounting principles.
(5)	Does not include amount of additional “excise tax adjustment payment,” if applicable.

PROPOSAL 2 – RATIFICATION OF THE AUDIT COMMITTEE’S

SELECTION OF SMITH ELLIOTT KEARNS & COMPANY, LLC AS

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

Under the Audit Committee’s Charter, the Audit Committee is responsible for selecting the Company’s independent auditors. The Audit Committee evaluates and monitors the auditors’ qualifications, performance and independence. You can learn more about the Audit Committee’s responsibilities with respect to the independent auditors in the Audit Committee’s Charter, which is posted on our website at www.orrstown.com.

On March 12, 2010, the Audit Committee presented its conclusions regarding the independent auditors to our Board of Directors. Following this presentation, the Board voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2010.

The Audit Committee and Board have adopted a policy that if a majority of the votes cast at the annual meeting is against ratification, the Audit Committee will reconsider its selection of Smith Elliott Kearns & Company, LLC. The Audit Committee, however, will be under no obligation to select new independent auditors. If the Audit Committee does select new independent auditors for 2010, the Company will not seek shareholder ratification of the Audit Committee’s new selection.

The Board of Directors recommends a vote “FOR” the ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC, as the independent registered public accounting firm for 2010.

Relationship with Independent Registered Public Accounting Firm

Representatives of Smith Elliott Kearns & Company, LLC, the Company’s independent registered public accounting firm for 2009, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees and Non-Audit Fees.    Aggregate fees billed for professional services rendered for the Company and its subsidiaries by Smith Elliott Kearns & Company, LLC, as of and for the fiscal years ended December 31, 2009 and 2008 are set forth below:

	2009	2008
Audit Fees	$89,680	$75,350
Audit Related Fees	5,375	5,405
Tax Fees	21,335	1,695

TOTAL	$116,390	$82,450

Audit Fees for 2009 and 2008 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year-end audit of the consolidated financial statements, assessment of the Company’s internal controls, and in the review of the Company’s Annual Report on Form 10-K.

Audit Related Fees for 2008 and 2009 were for professional services rendered in connection with certain regulatory reporting requirements and, in 2009, in connection with accounting for stock options and salary continuation agreements.

Tax Fees in 2008 were in connection with responding to IRS inquiries regarding estimated tax payments and, for 2009, in connection with preparation of the Company’s tax returns for 2008 and 2009 and responding to certain IRS inquiries.

The Audit Committee pre-approves all audit and legally permissible non-audit services provided by the independent registered public accounting firm prior to each specific engagement. The Audit Committee does not delegate pre-approval authority to any one or more of its members and in no case is pre-approval waived under the deminimus exception set forth in applicable SEC rules and regulations. In 2009, all audit and non-audit services provided by Smith Elliott Kearns & Company, LLC were pre-approved by the Audit Committee.

PROPOSAL 3 – SHAREHOLDER PROPOSAL TO REQUIRE SIMPLE MAJORITY VOTING

Mr. Gerald R. Armstrong, 910 Fifteenth Street, No. 412, Denver, Colorado 80202-2917, the owner of 900.1654 shares of our common stock, has informed us that he plans to introduce the following resolution at the annual meeting. In accordance with the rules of the Securities and Exchange Commission, the text of Mr. Armstrong’s resolution and supporting statement is printed verbatim from his submission. The Company is not responsible for the contents of the resolution or supporting statement. The position of the Board of Directors and its recommendation immediately follow the proposal below.

Shareholder Proposal

RESOLUTION: That the shareholders of ORRSTOWN FINANCIAL SERVICES, INC. request its Board of Directors to take the steps necessary so that each shareholder voting requirement in our charter and by-laws that calls for a greater than simple-majority vote, be changed to a majority of the votes cast for or against any proposal in compliance with applicable laws.

Supporting Statement

Currently, a 1% minority can frustrate the will of a 74% shareholder majority as the super-majority requirements (75%), can be nearly impossible to attain. Super-majority requirements are arguably used to block initiatives supported by most shareholders but opposed by management.

The merits of this Simple-Majority proposal should also be considered in the context of need for improvement to Orrstown Financial’s corporate governance:

•	a super-majority vote of 75% may be required for a merger

•	a super-majority vote of 75% is required to amend the by-laws which classify the terms of directors to be three years, rather than one year

•	a 67% vote is required to remove a director, with, or without cause

•	cumulative voting rights have not been granted shareholders in the elections of directors

These issues show there is need for improvement.

Currently, and in the past few years, financial holding companies have been repealing classified election for directors and establishing one-year terms for directors believing that greater accountability to shareholders is warranted.

The proponent believes that adequate protection for shareholders’ best interests is present within the laws of Pennsylvania.

If you agree, please encourage our Board to respond positively by voting “FOR” this proposal.

Board of Directors’ Recommendation and Statement

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The Company’s articles of incorporation contain two provisions requiring a supermajority vote – a 75% supermajority vote in connection with certain mergers under specifically limited circumstances, and a 75% supermajority vote to amend the articles of incorporation in the event the amendment has been approved by fewer than 75% of the directors. The Company’s bylaws contain three provisions requiring a supermajority vote – a two-thirds supermajority vote to remove directors from office; a 75% supermajority vote to amend the bylaws to reduce the limitation of directors liability or limit the indemnification of or advancement of expenses to directors as provided in the bylaws; and a 75% supermajority vote to amend the bylaws.

The purpose of supermajority voting provisions is to assure wide support among the shareholders for those specific and limited actions to which supermajority voting applies. The Board of Directors believes that the issues presented by such actions are likely to be so significant that the actions should be undertaken only if widely supported by the shareholders, especially when, as demonstrated below, the supermajority vote generally is required only when the action is not widely supported by the directors.

Under the Pennsylvania Business Corporation Law of 1988, as amended, all mergers must be approved by both the Board of Directors and the shareholders. Mr. Armstrong’s categorical statement that a supermajority vote of 75% may be required for a merger is misleading because, under the Company’s articles of incorporation a supermajority vote of 75% of the shares is required only in connection with a merger with a 10% shareholder or with an entity controlled by a 10% shareholder, and then, only if the merger was approved by fewer than 75% of the directors. If 75% or more of the directors approve a merger with a 10% shareholder or an entity controlled by a 10% shareholder, then only a majority of all shares entitled to vote would be required to approve the merger. All other mergers approved by the Board of Directors require the approval of only a majority of the votes cast by the shareholders. The 75% supermajority shareholder vote requirement to approve a merger with a 10% shareholder or an entity controlled by a 10% shareholder that has been approved by fewer than 75% of the directors assures that the merger nevertheless is widely supported by the shareholders.

The 75% supermajority shareholder vote to approve an amendment to the articles of incorporation is required only for an amendment that has been approved by fewer than 75% of the directors. Similarly, both Pennsylvania law and the Company’s bylaws provide the Board of Directors with authority to amend the bylaws, subject to the power of the shareholders to change such action. Again, the 75% supermajority shareholder vote to approve an amendment to the bylaws is required only in connection with an amendment that is not supported by the Board of Directors. In each case, the supermajority vote requirement assures that a change in the articles of incorporation or bylaws that is not widely supported by the directors, is widely supported by the shareholders.

Approval of Mr. Armstrong’s proposal would not, in itself, eliminate the bylaws provision providing for a classified board of directors. Approval of Mr. Armstrong’s proposal would only serve as a request that the Board of Directors take the necessary steps to eliminate the supermajority voting provisions contained in the articles of incorporation and bylaws, which would require separate amendments of the articles of incorporation and bylaws. Moreover, eliminating the supermajority voting provisions would not eliminate the classification of the Board of Directors. That would require yet another separate amendment to the bylaws.

Mr. Armstrong objects to the two thirds supermajority of all votes entitled to be cast in connection with an election of directors required by the Company’s bylaws to remove directors from office, with or without cause, other than in connection with an election. Although directors are elected by a plurality of votes cast, the Board of Directors believes that it is inappropriate to permit the removal of a duly elected director during the director’s term of office unless the removal of the director is widely supported by shareholders holding a supermajority of the shares.

Although approval of Mr. Armstrong’s proposal will not, in itself, establish cumulative voting in the election of directors, Mr. Armstrong nevertheless objects to the absence of cumulative voting. Under cumulative voting, each shareholder may multiply (cumulate) the number of votes to which he or she may be entitled by the number of directors to be elected. The shareholder may cast all of his or her cumulative votes for one director candidate, or he or she may distribute such votes among any two or more candidates. Cumulative voting enhances the ability of a minority of the shares to elect a director by voting all of its cumulated votes for one candidate. In the absence of cumulative voting, a majority of the outstanding shares can elect all the members of the Board of Directors, ensuring, consistently with the theme of widely based shareholder support, that each director has been elected by the broadest possible base of support rather than the cumulated shares of a distinct minority of shareholders.

The affirmative vote of the holders of a majority of the shares cast at the annual meeting is necessary for the approval of Mr. Armstrong’s proposal. As noted, however, approval of the proposal would not, in itself, remove the provisions of the Company’s articles of incorporation and bylaws requiring supermajority voting, nor would it, in itself, remove the other provisions to which Mr. Armstrong has objected. Approval of the proposal would only serve as a request that the Board of Directors take the necessary steps to eliminate the supermajority voting provisions, which would require separate amendments of the articles of incorporation and bylaws. Eliminating the classification of directors and establishing cumulative voting in the election of directors would require yet additional separate amendments.

The Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless otherwise specified.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, is being mailed with this Proxy Statement to all shareholders of the Company. The Annual Report on Form 10-K also is available at www.orrstown.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Barbara E. Brobst and Wilma M. Rosenberry, or either of them, each with full power of substitution, as attorneys and proxies of the undersigned to vote all Orrstown Financial Services, Inc. common stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 4, 2010, at 9:00 A.M., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

Where a vote is not specified, the proxies will vote shares represented by this Proxy (i) FOR the election of all four nominees for director to Class B; (ii) FOR the ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2010; (iii) AGAINST the shareholder proposal if property presented at the meeting; and (iv) in accordance with the directions of the Board of Directors on such other matters that may properly come before the meeting.

Please mark your votes as indicated in this example                        ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2

Proposal 1 – Election of four directors to Class B to serve for a three (3) year term. Nominees: Mark K. Keller, Thomas R. Quinn, Jr., Gregory A. Rosenberry, Glenn W. Snoke.

FOR all nominees listed herein (except as withheld) in space provided herein ☐	WITHHOLD AUTHORITY to vote for all nominees listed herein ☐

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

Proposal 2 – Ratification of Selection of Accountants        FOR    ☐        AGAINST    ☐        ABSTAIN    ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

Proposal 3 – Shareholder Proposal to require Simple Majority Voting

FOR    ☐                 AGAINST    ☐                ABSTAIN    ☐

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.

                                              (Signature of Shareholder)                                             (Signature of Shareholder)

Dated:                               , 2010

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 4, 2010.

The Notice of Annual Meeting, Proxy Statement and the Company’s Annual Report on Form 10-K are available at: http://www.cfpproxy.com/5772.